Exhibit 10.21

Tax Protection Agreement

This TAX PROTECTION AGREEMENT (this “Agreement”) is entered into as of December 11, 2014, by and among Retail Opportunity Investments Corp., a Maryland corporation (the “REIT”), Retail Opportunity Investments Partnership, L.P., a Delaware limited partnership (the “Operating Partnership”), and each Protected Partner identified as a signatory on Schedule I, as amended from time to time.

RECITALS

WHEREAS, pursuant to that certain Purchase and Sale Agreement dated July 16, 2014, between the REIT, the Operating Partnership and the “Seller” signatory thereto (the “Purchase Agreement”), the REIT intends cause the Operating Partnership or its assignee to purchase the real property and improvements commonly known as the Wilsonville Town Center located at 8235 SW Wilsonville Road, Wilsonville, Oregon (the “Property”) from the Seller;

WHEREAS, in connection with the Purchase Agreement, the REIT and the Operating Partnership shall enter into this Agreement with WS Harrison, LLC, sole owner of the Seller, who is electing to receive common units of partnership interest in the Operating Partnership (“OP Units”) in exchange for a portion of the purchase price for the Property pursuant to the Purchase Agreement;

NOW, THEREFORE, in consideration of the promises and mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I - DEFINED TERMS

Capitalized terms employed herein and not otherwise defined shall have the meanings assigned to them in the Purchase Agreement. Otherwise, for purposes of this Agreement the following definitions shall apply:

Section 1.1 Intentionally omitted.

Section 1.2 “Agreement” has the meaning set forth in the preamble.

Section 1.3 “Closing Date” means the closing of the Operating Partnership’s or its assignee's purchase of the Property pursuant to the Purchase Agreement.

Section 1.4 “Code” means the United States Internal Revenue Code of 1986, as amended.

Section 1.5 Intentionally omitted

Section 1.6 Intentionally omitted

Section 1.7 Intentionally omitted

Section 1.8 “Exchange” has the meaning set forth in Section 2.1(b) of this Agreement.

Section 1.9 “Fundamental Transaction” means a merger, consolidation or other combination of the Operating Partnership with or into any other entity, a transfer of all or substantially all of the assets of the Operating Partnership, any reclassification, recapitalization or change of the outstanding equity interests of the Operating Partnership, or a conversion of the Operating Partnership into another form of entity. Notwithstanding the above, a Fundamental Transaction shall not include any transaction to the extent that a Protected Party is provided with an opportunity to participate in such transaction in a manner that does not result in the recognition of taxable income or gain by such Protected Partner under Section 704(c) of the Code, regardless of whether such Protected Partner elects to participate in such transaction in such manner or otherwise.

Section 1.10 “Gross Up Amount” has the meaning set forth in Section 1.15 under the definition of “Make Whole Amount.”

Section 1.11 Intentionally omitted

Section 1.12 Intentionally omitted

Section 1.13 Intentionally omitted

Section 1.14 Intentionally omitted

Section 1.15 “Make Whole Amount” means, with respect to any Protected Partner that recognizes gain under Section 704(c) of the Code as a result of a Tax Protection Period Transfer, the sum of (i) the product of (x) the income and gain recognized by such Protected Partner under Section 704(c) of the Code in respect of such Tax Protection Period Transfer (taking into account any adjustments under Section 743 of the Code to which such Protected Partner is entitled) multiplied by (y) the Make Whole Tax Rate, plus (ii) an amount equal to the combined Federal, applicable state and local income taxes (calculated using the Make Whole Tax Rate) imposed on such Protected Partner as a result of the receipt by such Protected Partner of a payment under Section 2.2 (the “Gross Up Amount”); provided, however, that the Gross Up Amount shall be computed without regard to any losses, credit, or other tax attributes that such Protected Partner might have that would reduce its actual tax liability.

For purposes of calculating the amount of Section 704(c) gain that is allocated to a Protected Partner, any “reverse Section 704(c) gain” allocated to such partner pursuant to Treasury Regulations § 1.704-3(a)(6) shall not be taken into account; provided that the total amount of 704(c) gain and income taken into account for purpose of calculating the Make Whole Amount shall not exceed the initial Section 704(c) gain amount as of the Closing Date (as set forth on Exhibit A).

Section 1.16 “Make Whole Tax Rate” means, with respect to a Protected Partner who is entitled to receive a payment under Section 2.2, the highest combined statutory Federal, state and local tax rate in respect of the income or gain that gave rise to such payment, taking into account the character of the income and gain in the hands of such Protected Partner, as applicable (reduced, in the case of Federal taxes, assuming a full deduction is allowed for income taxes paid to a state or locality), for the taxable year in which the event that gave rise to such payment under Section 2.2 occurred.

Section 1.17 “OP Agreement” means the Agreement of Limited Partnership of Retail Opportunity Investments Partnership, L.P., as amended from time to time.

Section 1.18 “Partners’ Representative” means WS Harrison, LLC and its executors, administrators or permitted assigns.

Section 1.19 “Pass Through Entity” means a partnership, grantor trust, or S corporation for Federal income tax purposes.

Section 1.20 “Permitted Disposition” means a sale, exchange or other disposition of OP Units (i) by a Protected Partner: (a) to such Protected Partner’s children, spouse or issue; (b) to a trust for such Protected Partner or such Protected Partner’s children, spouse or issue; (c) in the case of a trust which is a Protected Partner, to its beneficiaries, or any of them, whether current or remainder beneficiaries; (d) to a revocable inter vivos trust of which such Protected Partner is a trustee; (e) in the case of any partnership or limited liability company which is a Protected Partner, to its partners or members; and/or (f) in the case of any corporation which is a Protected Partner, to its shareholders, and (ii) by a party described in clauses (a), (b), (c) or (d) to a partnership, limited liability company or corporation of which the only partners, members or shareholders, as applicable, are parties described in clauses (a), (b), (c) or (d); provided, that for purposes of the definition of Tax Protection Period, such Protected Partner shall be treated as continuing to own any OP Units which were subject to a Permitted Disposition unless and until there has been a sale, exchange or other disposition of such OP Units by a permitted transferee which is not another Permitted Disposition.

Section 1.21 “Person” means an individual or a corporation, partnership, trust, unincorporated organization, association, limited liability company or other entity.

Section 1.22 “Protected Partner” means: (i) each signatory on Schedule I attached hereto, as amended from time to time; (ii) any person who holds OP Units and who acquired such OP Units from another Protected Partner in a transaction in which such person’s adjusted basis in such OP Units, as determined for Federal income tax purposes, is determined, in whole or in part, by reference to the adjusted basis of the other Protected Partner in such OP Units; and (iii) with respect to a Protected Partner that is Pass Through Entity, and solely for purposes of computing the amount to be paid under Section 2.2 with respect to such Protected Partner, any person who (y) holds an interest in such Protected Partner, either directly or through one or more Pass Through Entities, and (z) is required to include all or a portion of the income of such Protected Partner in its own gross income.

Section 1.23 “Protected Property” means that certain project commonly known as the Wilsonville Town Center in the City of Wilsonville, County of Clackamas, State of Oregon, with street address of 8235 SW Wilsonville Road, Wilsonville, Oregon, and related personal property, and any property acquired in Exchange for the Protected Property as set forth in Section 2.1(b).

Section 1.24 Intentionally omitted

Section 1.25 Intentionally omitted

Section 1.26 Intentionally omitted

Section 1.27 “Tax Protection Period” means the period beginning on the Closing Date after the Operating Partnership’s or its assignee's purchase of the Property pursuant to the Purchase Agreement and ending ten (10) years after the Closing Date; provided, however, that such period shall end with respect to any Protected Partner to the extent that such Partner owns less than fifty percent (50%) of the OP Units originally owned by the Protected Partner as of the Closing Date, disregarding the sale, exchange or other disposition of any such OP Units sold, exchanged or otherwise disposed of by the Protected Partner in a Permitted Disposition.

Section 1.28 “Tax Protection Period Transfer” has the meaning set forth in Section 2.1(a) of this Agreement.

Section 1.29 “Transfer” means any direct or indirect sale, exchange, transfer or other disposition, whether voluntary or involuntary.

Section 1.30 “Treasury Regulations” means the income tax regulations under the Code, whether such regulations are in proposed, temporary or final form, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

ARTICLE II - TAX PROTECTIONS

Section 2.1 Taxable Transfers.

(a) Unless the Partners’ Representative expressly consents in writing to a Tax Protection Period Transfer, during the Tax Protection Period, the Operating Partnership shall indemnify the Protected Partners as set forth in Section 2.2 if the Operating Partnership or any entity in which the Operating Partnership holds a direct or indirect interest shall cause or permit: (i) any Transfer of all or any portion of the Protected Property (including any interest in the Protected Property or in any entity owning, directly or indirectly, an interest in the Protected Property, other than the Operating Partnership) in a transaction that results in the recognition of taxable income or gain by any Protected Partner under Section 704(c) of the Code with respect to the Protected Property; or (ii) any Fundamental Transaction that results in the recognition of taxable income or gain by any Protected Partner under Section 704(c) of the Code with respect to the Protected Property (such a Transfer or Fundamental Transaction, a “Tax Protection Period Transfer”).

(b) Section 2.1(a) shall not apply to any Tax Protection Period Transfer of the Protected Property (including any interest therein or in the entity owning, directly or indirectly, the Protected Property): (i) in a transaction in which no gain is required to be recognized by a Protected Partner (an “Exchange”), including a transaction qualifying under Section 1031 or Section 721 (or any successor statutes) of the Code; provided, however, that any property acquired by the Operating Partnership in the Exchange shall remain subject to the provisions of this Article II in place of the exchanged Protected Property for the remainder of the Tax Protection Period; (ii) as a result of the condemnation or other taking of the Protected Property by a governmental entity in an eminent domain proceeding or otherwise, provided that the Operating Partnership shall use commercially reasonable efforts to structure such disposition as either a tax-free like-kind exchange under Section 1031 or a tax-free reinvestment of proceeds under Section 1033, provided that in no event shall the Operating Partnership be obligated to acquire or invest in any property that it otherwise would not have acquired or invested in.

Section 2.2 Indemnification for Taxable Transfers.

(a) In the event of a Tax Protection Period Transfer described in Section 2.1(a), each Protected Partner shall receive from the Operating Partnership an amount of cash equal to the Make Whole Amount applicable to such Tax Protection Period Transfer. Any Make Whole Payments required under this Section 2.2(a) shall be made to each Protected Partner on or before April 15 of the year following the year in which the Tax Protection Period Transfer took place; provided that, if the Protected Partner is required to make estimated tax payments that would include such gain, the Operating Partnership shall make payment to such Protected Partner on or before the due date for such estimated tax payment and such payment from the Operating Partnership shall be in an amount that corresponds to the estimated tax being paid by the Protected Partner at such time.

(b) Notwithstanding any provision of this Agreement to the contrary, the sole and exclusive rights and remedies of any Protected Partner under Section 2.1(a) shall be a claim against the Operating Partnership for the Make Whole Amount as set forth in this Section 2.2, and no Protected Partner shall be entitled to pursue a claim for specific performance of the covenants set forth in Section 2.1(a) or bring a claim against any person that acquires the Protected Property from the Operating Partnership in violation of Section 2.1(a).

(c) The parties acknowledge that one or more Protected Partners may recognize taxable gain in connection with the transfer of the Protected Property to the Operating Partnership and the pay off of the Seller Loan (as defined in the Purchase Agreement). The parties acknowledge that notwithstanding any provision hereof, any such recognized gain, as well as any gain recognized as a result of a transfer of an interest in the Seller in connection with the transfer of the Protected Property to the Operating Partnership, shall not be subject to the indemnification provisions of this Agreement and shall not be included in the calculation of Section 704(c) gain.

Section 2.3 Section 704(c) Gains. The initial amount of Section 704(c) gain allocable to each Protected Partner as of the Closing Date is set forth on Exhibit A hereto. The parties acknowledge that the initial amount of such Section 704(c) gain may be adjusted over time as required by Section 704(c) of the Code and the Regulations promulgated thereunder.

Section 2.4 Intentionally omitted

Section 2.5 Dispute Resolution. Any controversy, dispute, or claim of any nature arising out of, in connection with, or in relation to the interpretation, performance, enforcement or breach of this Agreement (and any closing document executed in connection herewith) shall be governed by Section 18.13 of the Purchase Agreement.

ARTICLE III - GENERAL PROVISIONS

Section 3.1 Notices. All notices, demands, declarations, consents, directions, approvals, instructions, requests and other communications required or permitted by the terms of this Agreement shall be given in the same manner as in the OP Agreement.

Section 3.2 Titles and Captions. All Article or Section titles or captions in this Agreement are for convenience only. They shall not be deemed part of this Agreement and in no way define, limit, extend or describe the scope or intent of any provisions hereof. Except as specifically provided otherwise, references to “Articles” and “Sections” are to Articles and Sections of this Agreement.

Section 3.3 Pronouns and Plurals. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

Section 3.4 Further Action. The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 3.5 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 3.6 Creditors. Other than as expressly set forth herein, none of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Operating Partnership.

Section 3.7 Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any covenant, duty, agreement or condition.

Section 3.8 Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all of the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto.

Section 3.9 Applicable Law. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of California, without regard to the principles of conflicts of law.

Section 3.10 Invalidity of Provisions. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of other remaining provisions contained herein shall not be affected thereby.

Section 3.11 Entire Agreement. This Agreement contains the entire understanding and agreement among the Partners with respect to the subject matter hereof and amends, restates and supersedes the OP Agreement and any other prior written or oral understandings or agreements among them with respect thereto.

Section 3.12 No Rights as Stockholders. Nothing contained in this Agreement shall be construed as conferring upon the holders of the OP Units any rights whatsoever as stockholders of the REIT, including, without limitation, any right to receive dividends or other distributions made to stockholders of the REIT or to vote or to consent or to receive notice as stockholders in respect of any meeting of stockholders for the election of directors of the REIT or any other matter.

Section 3.13 Tax Advice and Cooperation. Each party hereto acknowledges and agrees that it has not received and is not relying upon tax advice from any other party hereto, and that it has and will continue to consult its own tax advisors. Each party hereto agrees to cooperate to the extent reasonably requested by any other party in connection with the filing of any tax returns or any audit, litigation or other proceeding related to taxes associated with the matters described herein, such cooperation shall include the retention and, upon request, provision of records and information that are relevant to such matters, and making employees available on a mutually convenient basis to provide such additional information as may reasonably be requested.

[Remainder of Page Left Blank Intentionally]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

REIT:

RETAIL OPPORTUNITY INVESTMENTS CORP.,

a Maryland corporation

By: /s/ Michael B. Haines

Name: Michael B. Haines

Title: Chief Financial Officer

OPERATING PARTNERSHIP:

RETAIL OPPORTUNITY INVESTMENTS

PARTNERSHIP, LP,

a Delaware limited partnership

By:	Retail Opportunity Investments GP, LLC, its general partner

By: /s/ Michael B. Haines Name: Michael B. Haines Title: Authorized Person

PROTECTED PARTNER:

WS Harrison, LLC

By: ___/s/ Derek Harrison__________________________

Derek Harrison, Authorized Member

SCHEDULE I

PROTECTED PARTNERS

WS Harrison, LLC

EXHIBIT A

704(C) GAIN

WS Harrison, LLC	$11,462,207.72